CT-326739

Certificate Of Incorporation

*I, **D. EVADNE EBANKS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Xinxu Copper Industry Technology Limited

鑫旭铜业科技有限公司

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 11th day of September Two Thousand Seventeen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 11th day of September Two Thousand Seventeen

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 616176947938
www.verify.gov.ky
11 September 2017